Exhibit 99.1

ProSight Global, Inc. Reports Third Quarter 2019 Results

Net Income from Continuing Operations of $8.4 million, $0.19 per Diluted Share, and
Adjusted Operating Income  (1) of $13.8 million, $0.32 per Diluted Share.

MORRISTOWN, N.J., Nov. 6, 2019 /PRNewswire/ -- ProSight Global, Inc. (NYSE: PROS) (ProSight) today reported results for the third quarter of 2019.

Highlights for the third quarter and year to date of 2019 include:

•Gross written premiums (GWP) for ongoing niches  (2) increased 27.1%, to $224.5 million,  as compared to the third quarter of 2018, with growth in GWP across all customer segments.    The growth in the third quarter included $8.3 million of GWP from niches added during 2019.

•The combined ratio was 98.3% for the third quarter of 2019, compared to 95.8% for the third quarter of 2018.

•There were no catastrophe losses in either the third quarter of 2019 or 2018.

•The loss and loss adjustment expense (LAE) ratio was 62.8% for the third quarter of 2019, compared to 58.8% for the third quarter of 2018. The adjusted loss and LAE ratio (3) was 62.0% for the third quarter of 2019, compared to 59.2% for the third quarter of 2018.

•

The expense ratio was 35.5% for the third quarter of 2019, compared to 37.0% for the third quarter of 2019.  The adjusted expense ratio (3) was 36.3% for the third quarter of 2019, compared to 36.6% for the third quarter of 2018.

•Net investment income increased 20.9% to $17.0 million, compared to the third quarter of 2018.

•Fully diluted book value per share grew by 18.7% to $11.73, for the nine months ended September 30, 2019.

•The annualized return on equity was 6.8% for the third quarter of 2019 and 8.9% for the nine months ended September 30, 2019, and the annualized adjusted operating return on equity  (4) was 11.2% for the third quarter of 2019 and 12.1% for the nine months ended September 30, 2019.

•On July 25, 2019 ProSight’s shares began trading on the New York Stock Exchange (NYSE) under the ticker symbol PROS.

From ProSight CEO Larry Hannon:

“I am very proud of the strong results that our employees were able to produce in the third quarter and throughout 2019.  Supported by our outstanding distribution partners, our ability to deliver a differentiated experience to our customers resulted in strong top-line growth across all customer segments and solid underwriting profitability for the quarter.  We believe that our continued efforts to provide unique, niche specific multi-line coverages and services will enable us to achieve sustained profitability over the long-term, allowing us to deliver true value to our customers and shareholders.”

Net income from continuing operations was $8.4 million, or $0.19 per diluted share, for the third quarter of 2019, compared to $15.6 million, or $0.40 (5) per diluted share, for the third quarter of 2018.    The decrease in net income resulted from an increase in other expenses of $7.2 million, primarily due to non-recurring grants of restricted stock units in connection with the initial public offering.    Adjusted operating income (1) was $13.8 million, or $0.32 per diluted share for the third quarter of 2019, compared to $15.3 million, or $0.39 (5) per diluted share, for the third quarter of 2018.

Total ongoing GWP (2) were $224.5 million for the third quarter of 2019, compared to $176.7 million for the third quarter of 2018, an increase of 27.1%.  Ongoing GWP (2) growth was driven by strong growth within the Real Estate (+113.3%), Construction (+21.3%), and Consumer Services (+18.7%) customer segments.  Other GWP (2) were $2.7 million for the third quarter of 2019, compared to $24.6 million for the third quarter of 2018, the decrease driven by the exit from the excess workers compensation niche.  GWP including Other (2),  increased 12.9% for the third quarter of 2019 when compared to the third quarter of 2018.

Underwriting income  (1) was $3.3 million for the third quarter of 2019, compared to $7.9 million for the third quarter of 2018.  The combined ratio for the third quarter of 2019 was 98.3%, compared to 95.8% for the third quarter of 2018.  The decrease in underwriting income (1) was due to an increase in the loss and LAE ratio, partially offset by a decrease in the expense ratio, as discussed below:

•The loss and LAE ratio was 62.8% for the third quarter of 2019, compared to 58.8% for the third quarter of 2018.    Excluding the effect of the WAQS, the adjusted loss and LAE ratio (3) was 62.0% for the third quarter of 2019, compared to 59.2% for the third quarter of 2018. The adjusted loss and LAE ratio (3) for the third quarter of 2019 included unfavorable prior period reserve development of $3.9 million (1.9 percentage points) due to unfavorable development in general liability and commercial auto, partially offset by favorable development in workers compensation and all other.  This compares to $1.4 million (0.8 percentage points) of favorable prior period reserve development in the third quarter of 2018.  There were no  catastrophe losses in either the third quarter of 2019 or 2018.

•The expense ratio was 35.5% for the third quarter of 2019, compared to 37.0%  in the third quarter of 2018.   Excluding the effect of the WAQS, the adjusted expense ratio (3) was 36.3% for the third quarter of 2019 compared to 36.6% in the third quarter of 2018.  Excluding the WAQS, the policy acquisition expense ratio was 23.5% in the third quarter of 2019, compared to 23.2% in the third quarter of 2018 and general & administrative expense ratio was 12.8% in the third quarter of 2019 compared to 13.4% in the third quarter of 2018.

Net investment income increased by 20.9% to $17.0 million for the third quarter of 2019, from $14.0 million for the third quarter of 2018.    The increase in net investment income was driven by an increase in the size of the investment portfolio.  Total invested assets at book value were $2.1 billion at September 30, 2019, growth of 10.5%, from $1.9 billion at December 31, 2018.  The net annualized yield on total cash and investments was 3.3% for the third quarter of 2019 and 3.2% for the third quarter of 2018.  Realized investment gains for the third quarter of 2019 were $0.2 million, compared to realized investment gains of $0.4 million for the third quarter of 2018.

Total stockholders’ equity was $530.6 million as of September 30, 2019, compared to $389.8 million as of December 31, 2018.  Tangible stockholders’ equity  (6)  was $501.4 million as of September 30, 2019, compared $360.6 million as of December 31, 2018. The increases in total stockholders’ equity and tangible stockholders’ equity (6) were driven by net unrealized gains on investment securities of $56.2 million, proceeds from common stock sold in initial public offering of $51.6 million, and net income of $30.4 million for the nine months ended September 30, 2019.

Fully diluted book value per share grew by 18.7% to $11.73 at September 30, 2019, compared to $9.88 (5) at December 31, 2018. Fully diluted tangible book value per share (6) increased by 21.3% to $11.09 at September 30, 2019, compared to $9.14 (5) at December 31, 2018.

(1). Adjusted operating income and Underwriting Income are non-GAAP measures. See “Reconciliation of Non-GAAP Measures”.

(2). Total GWP for the third quarter of 2019 including Other were $227.2 million. Total GWP for the nine months ended September 30, 2019 including Other were $718.1 million. Other includes GWP from certain niches that are no longer part of our ongoing business. All GWP from exited niches are included in “Other” which consists of (i) primary and excess workers’ compensation coverage for Self-Insured Groups (ii) niches exited prior to 2018, many with a concentration in commercial auto, (iii) fronting arrangements in which all premium written is ceded to a third party, (iv) participation in industry pools, and (v) emerging new business customer segments.

(3). Adjusted loss and LAE ratio and adjusted expense ratio are non-GAAP financial measures. We define adjusted loss and LAE ratio and adjusted expense ratio as the corresponding ratio (calculated in accordance with GAAP) excluding the effects of the WAQS. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss and LAE ratio and adjusted expense ratio should not be viewed as substitutes for our loss and LAE ratio, expense ratio and combined ratio, respectively.

(4). Adjusted operating return on equity is a non-GAAP measure   Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(5). All per share amounts have been restated to give effect to the reorganization of ProSight on July 25, 2019.    See “Reorganization”.

(6). Tangible stockholders’ equity and fully diluted tangible book value per share are non-GAAP measures. Tangible stockholders’ equity is total common stockholders’ equity excluding the value of goodwill and other intangible assets.  Fully diluted tangible book value per share is total common stockholders’ equity excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding, unvested restricted shares, and vested not issued shares. See “Reconciliation of Non-GAAP Measures”.

Conference Call

As previously announced, on Thursday, November 7, 2019 at 10:00 a.m. EST, ProSight senior management will host a conference call to discuss third quarter 2019 financial results. The call will be available via webcast at https://investors.prosightspecialty.com/ or by dialing (866) 497-6416 (within the United States) or (825) 312-2248 (international), using the passcode 5050539.  A replay of the call will be available at 1:00 p.m. on Thursday, November 7, 2019, until 11:59 p.m. Thursday, November 14, 2019, and can be accessed by dialing (800) 585-8367 or (416) 621-4642, using the passcode 5050539. The webcast will be available one hour after the call concludes and will be archived on ProSight’s website for one year.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight Global, Inc. is an innovative property and casualty insurance company that designs unique insurance solutions to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer’s operating performance.  ProSight’s products are sold through a limited and select group of retail and wholesale distribution partners.  Each of ProSight’s regulated insurance company subsidiaries are rated “A-” (Excellent) by A.M. Best. ProSight’s shares trade on the New York Stock Exchange (NYSE) under the ticker symbol PROS.  To learn more about ProSight visit www.prosightspecialty.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements include statements relating to future developments in ProSight business or expectations for ProSight’s future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “should,” “seek,” “continue,” and other words and terms of similar meaning.  ProSight’s management believes that these forward-looking statements are reasonable as of the time made.  However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  Except as required by law, ProSight undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. ProSight cautions you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this release.  For a discussion of some of the risks and important factors that could affect ProSight’s future results and financial condition, see our filings with the U.S. Securities and Exchange Commission (SEC) filings, including, but not limited to, the risks and uncertainties included under the captions “Risk Factors” in our ProSight’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 filed on November 6, 2019.  References to “we,” “us,” “our,” the “Company” and “ProSight”, refer to ProSight Global, Inc. and its consolidated subsidiaries.

Reorganization

ProSight was incorporated in Delaware in 2010.  Prior to July 25, 2019, ProSight was a wholly-owned subsidiary of ProSight Global Holdings Limited (“PGHL”), a Bermuda holding company.  Effective July 25, 2019, PGHL merged with and into ProSight, with ProSight surviving the merger. As a result of the merger, all shares of PGHL then outstanding were converted into the right to receive, without interest, 6.46 shares of ProSight for each share of PGHL.  The historical share and per share figures contained in this release relating to periods prior to and including June 30, 2019 have been restated to give effect to this conversion, including reclassifying an amount equal to the change in value of common stock to additional paid-in capital, as of the stated period or date.  Further details regarding this merger and related reorganization transactions are included in ProSight’ s Quarterly Report on Form 10-Q for the period ended September 30, 2019 filed on November 6, 2019

Non-GAAP Financial Measures

In presenting ProSight Global, Inc.’s results, management has included financial measures that are not calculated under standards or rules that comprise of U.S. generally accepted accounting principles (GAAP). Such measures, including underwriting income,  adjusted operating income,  adjusted operating return on equity, adjusted loss and LAE excluding WAQS, adjusted expense ratio excluding WAQS, adjusted combined ratio excluding WAQS, and tangible stockholders’ equity are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP.  Reconciliations of these non-GAAP financial measures to the most comparable GAAP figures are included at the end of this press release.

Media:	Institutional Investors:
Joe Hathaway	Dean Evans
JHathaway@prosightspecialty.com	DEvans@prosightspecialty.com
973.532.1706	973.532.1440

PROSIGHT GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

($  in thousands, except per share data)

	(Unaudited)	(As Restated) (1)
	September 30	December 31
	2019	2018
Assets
Investments:
Fixed income securities, available-for-sale at fair value (amortized cost $1,985,250 in 2019 and $1,729,755 in 2018)	$2,025,955	$1,693,382
Commercial levered loans at amortized cost (fair value $14,323 in 2019 and $15,858 in 2018)	14,601	16,915
Limited partnerships and limited liability companies at fair value (cost $61,015 in 2019 and $51,903 in 2018)	65,322	53,432
Short-term investments	14,398	36,661
Total investments	2,120,276	1,800,390

Cash and cash equivalents	24,577	22,279
Restricted cash	7,451	7,621
Accrued investment income	13,452	12,279
Premiums and other receivables, net	179,920	200,347
Receivable from reinsurers on paid losses	5,849	12,428
Reinsurance receivables on unpaid losses	213,977	185,295
Deferred policy acquisition costs	103,542	93,613
Prepaid reinsurance premiums	47,285	44,626
Net deferred income taxes	9,361	33,239
Goodwill and net intangible assets	29,196	29,219
Fixed assets and capitalized software, net	37,679	39,001
Funds withheld related to sale of affiliate	19,566	19,397
Other assets	31,255	57,653
Assets of discontinued operations	20,098	19,719
Total assets	$2,863,484	$2,577,106

Liabilities
Reserve for unpaid losses and loss adjustment expenses	$1,515,224	$1,396,812
Reserve for unearned premiums	472,761	435,933
Ceded reinsurance payable	4,099	13,281
Notes payable, net of debt issuance costs	164,609	182,355
Funds held under reinsurance agreements	68,243	63,165
Other liabilities	81,029	73,474
Liabilities of discontinued operations	26,936	22,256
Total liabilities	2,332,901	2,187,276

Stockholders’ equity (1)
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 43,034,220 and 38,864,289 shares issued and 43,021,300 and 38,851,369 shares outstanding in 2019 and 2018, respectively	430	389
Paid-in capital	661,357	607,260
Accumulated other comprehensive income (loss)	33,930	(22,315)
Retained deficit	(164,934)	(195,304)
Treasury shares - at cost (12,920 shares)	(200)	(200)
Total stockholders’ equity	530,583	389,830
Total liabilities and stockholders’ equity	$2,863,484	$2,577,106

(1). All share amounts have been restated to give effect to the reorganization of ProSight on July 25, 2019. See “Reorganization”.

PROSIGHT GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($  in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018

Gross Written Premiums	$227,196	$201,296	$718,066	$673,271

Revenues:
Net premiums earned	202,455	187,108	600,543	537,687
Net investment income	16,974	14,044	51,530	43,301
Realized investment gains, net	245	406	495	805
Other income	196	168	386	504
Total revenues	219,870	201,726	652,954	582,297

Expenses:
Net losses and loss adjustment expenses incurred	127,196	109,976	372,644	321,763
Policy acquisition expenses	45,953	44,195	138,059	125,819
General and administrative expenses	25,967	25,051	79,189	75,153
Interest expense	3,216	3,092	9,725	9,207
Other expense	7,162	—	14,332	—
Total expenses	209,494	182,314	613,949	531,942

Income from continuing operations before income taxes	10,376	19,412	39,005	50,355

Income tax provision:
Current	146	184	369	(220)
Deferred	1,869	3,625	7,884	10,310
Total income tax expense	2,015	3,809	8,253	10,090

Net income from continuing operations	8,361	15,603	30,752	40,265
Discontinued operations:
Net (loss) income from discontinued operations	(49)	(429)	(382)	158
Net income	$8,312	$15,174	$30,370	$40,423

Return on equity (1)	6.8%	16.6%	8.9%	14.1%

Adjusted operating income (2)	$13,825	$15,282	$41,683	$39,629

Adjusted operating return on equity (3)	11.2%	16.2%	12.1%	13.9%

(1). Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(2). Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Measures”.

(3). Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

PROSIGHT GLOBAL, INC.

SUPPLEMENTARY UNDERWRITING INFORMATION (1) (UNAUDITED)

($ in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018

Gross written premiums	$227,196	$201,296	$718,066	$673,271
Net written premiums	209,474	179,516	629,944	653,903
Net premiums earned	202,455	187,108	600,543	537,687

Net losses and LAE	127,196	109,976	372,644	321,763
Catastrophe loss and LAE	—	—	3,000	—
Unfavorable/(favorable) prior period reserve development	5,495	(1,442)	2,367	(4,047)
Underwriting, acquisition, and insurance expenses	71,920	69,246	217,248	200,972
Policy acquisition expenses	45,953	44,195	138,059	125,819
General and administrative expenses	25,967	25,051	79,189	75,153

Underwriting income	$3,339	$7,886	$10,651	$14,952

Underwriting ratios

Ex-Cat current accident year loss and LAE ratio	60.1%	59.5%	61.2%	60.6%
Catastrophe loss and LAE ratio	—%	—%	0.5%	—%
Unfavorable/(favorable) prior period reserve development ratio	2.7%	(0.7)%	0.4%	(0.8)%
Loss and LAE ratio	62.8%	58.8%	62.1%	59.8%

Policy acquisition expense ratio	22.7%	23.6%	23.0%	23.4%
General and administrative expense ratio	12.8%	13.4%	13.2%	14.0%
Expense ratio	35.5%	37.0%	36.2%	37.4%

Combined ratio	98.3%	95.8%	98.3%	97.2%

(1). The Supplementary Underwriting Information includes the impact of “the WAQS.” See “Factors Affecting Our Results of Operations” on the following page excluding the impact of “the WAQS.”

PROSIGHT GLOBAL, INC.

FACTORS AFFECTING THE RESULTS OF OPERATIONS (WAQS) (UNAUDITED)

($  in thousands)

	Nine Months Ended September 30, 2019			Nine Months Ended September 30, 2018
	Including	Effect of	Excluding	Including	Effect of	Excluding
($ in thousands)	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
Gross written premiums	$718,066	$—	$718,066	$673,271	$—	$673,271
Ceded written premiums	(88,122)	(3)	(88,119)	(19,368)	68,745	(88,113)
Net written premiums	$629,944	$(3)	$629,947	$653,903	$68,745	$585,158
Net retention(1)	87.7%	—	87.7%	97.1%	—	86.9%
Net earned premiums	$600,543	$3	$600,540	$537,687	$(14,600)	$552,287
Losses and LAE	372,644	3,839	368,805	321,763	(9,422)	331,185
Underwriting, acquisition and insurance expenses	217,248	(3,837)	221,085	200,972	(4,083)	205,055
Underwriting income (loss)(2)	$10,651	$1	$10,650	$14,952	$(1,095)	$16,047
Loss and LAE ratio	62.1%	—	—	59.8%	64.5%	—
Expense ratio	36.2%	—	—	37.4%	28.0%	—
Combined ratio	98.3%	—	—	97.2%	92.5%	—
Adjusted loss and LAE ratio(3)	—	—	61.4%	—	—	60.0%
Adjusted expense ratio(3)	—	—	36.8%	—	—	37.1%
Adjusted combined ratio(3)	—	—	98.2%	—	—	97.1%

Effect of prior year development unfavorable/(favorable) (4)	2,367	3,839	(1,472)	(4,047)	—	(4,047)

	Three Months Ended September 30, 2019			Three Months Ended September 30, 2018
	Including	Effect of	Excluding	Including	Effect of	Excluding
($ in thousands)	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
Gross written premiums	$227,196	$—	$227,196	$201,296	$—	$201,296
Ceded written premiums	(17,722)	(6)	(17,716)	(21,780)	(55)	(21,725)
Net written premiums	$209,474	$(6)	$209,480	$179,516	$(55)	$179,571
Net retention(1)	92.2%	—	92.2%	89.2%	—	89.2%
Net earned premiums	$202,455	$—	$202,455	$187,108	$(56)	$187,164
Losses and LAE	127,196	1,632	125,564	109,976	(874)	110,850
Underwriting, acquisition and insurance expenses	71,920	(1,632)	73,552	69,246	823	68,423
Underwriting income (loss)(2)	$3,339	$—	$3,339	$7,886	$(5)	$7,891
Loss and LAE ratio	62.8%	—	—	58.8%	—%	—
Expense ratio	35.5%	—	—	37.0%	—%	—
Combined ratio	98.3%	—	—	95.8%	—%	—
Adjusted loss and LAE ratio(3)	—	—	62.0%	—	—	59.2%
Adjusted expense ratio(3)	—	—	36.3%	—	—	36.6%
Adjusted combined ratio(3)	—	—	98.3%	—	—	95.8%

Effect of prior year development unfavorable/(favorable) (4)	5,495	1,632	3,863	(1,442)	—	(1,442)

(1). Net retention is the ratio of net written premiums to gross written premiums.

(2). Underwriting income is a non-GAAP measure.  See “Reconciliation of Non-GAAP Financial Measures”

(3). Adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. We define adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio as the corresponding ratio (calculated in accordance with GAAP) excluding the effects of the WAQS. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio should not be viewed as substitutes for our loss and LAE ratio, expense ratio and combined ratio, respectively.

(4). The effect of prior year development is included within losses and LAE.

PROSIGHT GLOBAL, INC.

SHARE AND PER SHARE INFORMATION (UNAUDITED)

	(Unaudited)	(As Restated)
	September 30	December 31
	2019	2018
Shares Outstanding	43,021,300	38,851,369
Fully Diluted Shares Outstanding	45,224,899	39,454,929

Book Value Per Share(2)	$12.33	$10.03
Book Value Per Share (Fully Diluted)(2)	$11.73	$9.88
Tangible Book Value Per Share(2)	$11.65	$9.28
Tangible Book Value Per Share (Fully Diluted)(2)	$11.09	$9.14

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Weighted Average Basic Shares Outstanding	42,642	38,743	40,120	38,743
Weighted Average Diluted Shares Outstanding	43,060	39,441	40,661	39,441

Earnings per Share - Basic:
Net income from continuing operations	$0.20	$0.40	$0.77	$1.04
Adjusted operating income(1)	$0.32	$0.39	$1.04	$1.02

Earnings per Share - Diluted:
Net income from continuing operations	$0.19	$0.40	$0.76	$1.02
Adjusted operating income(1)	$0.32	$0.39	$1.03	$1.00

Adjusted operating return on equity (ROE)(3)	11.2%	16.2%	12.1%	13.9%
Adjusted operating return on tangible equity (ROTE)(3)	11.9%	17.6%	12.9%	15.1%

(1). Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Financial Measures”.

(2). Book value per share is total common stockholders’ equity divided by the number of common shares outstanding. Tangible book value per share is total common stockholders’ equity excluding value of goodwill and other intangible assets divided by the number of common shares outstanding.  Fully diluted book value per share is total common stockholders’ equity divided by the number of common shares outstanding, unvested restricted shares, and vested not issued shares.    Fully diluted tangible book value per share is total common stockholders’ equity excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding,  unvested restricted shares, and vested not issued shares.

(3). Adjusted operating return on equity is the annualized value of adjusted operating income divided by average total stockholders’ equity for the two most recent sequential periods.  Adjusted operating return on tangible equity is the annualized value of adjusted operating income divided by average total stockholders’ equity excluding goodwill and other intangible assets for the two most recent sequential periods.

(4). All share and per share amounts have been restated to give effect to the reorganization of ProSight on July 25, 2019.

PROSIGHT GLOBAL, INC.

GROSS WRITTEN PREMIUM BY CUSTOMER SEGMENT (UNAUDITED)

($  in millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2019	2018	% Change	2019	2018	% Change
Construction	$27.3	$22.5	21.3%	$83.1	$72.0	15.4%
Consumer Services	35.5	29.9	18.7%	100.9	80.1	26.0%
Marine and Energy	18.1	15.4	17.5%	54.9	49.6	10.7%
Media and Entertainment	36.8	31.6	16.5%	113.6	109.8	3.5%
Professional Services	27.0	24.7	9.3%	85.7	82.3	4.1%
Real Estate	41.6	19.5	113.3%	116.9	91.5	27.8%
Transportation	38.2	33.1	15.4%	95.7	83.5	14.6%
Customer Segments Subtotal	224.5	176.7	27.1%	650.8	568.8	14.4%
Other	2.7	24.6	(89.0)%	67.3	104.5	(35.6)%
Total GWP	$227.2	$201.3	12.9%	$718.1	$673.3	6.7%

Reconciliation of Non-GAAP Financial Measures

(1). Underwriting income is a non-GAAP financial measure that we believe is useful in evaluating our underwriting performance without regard to investment income. Underwriting income represents the pre-tax profitability of our insurance operations and is derived by subtracting losses and LAE and underwriting, acquisition and insurance expenses from net earned premiums. We use underwriting income as an internal performance measure in the management of our operations because we believe it gives us and users of our financial information useful insight into our results of operations and our underlying business performance. Underwriting income should not be considered in isolation or viewed as a substitute for net income calculated in accordance with GAAP, and other companies may calculate underwriting income differently.

Net income for the three and nine months ended September 30, 2019 and 2018 reconciles to underwriting income as follows:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2019	2018	2019	2018
Net income from continuing operations	$8,361	$15,603	$30,752	$40,265
Income tax expense	2,015	3,809	8,253	10,090
Income before taxes	10,376	19,412	39,005	50,355

Net investment income	16,974	14,044	51,530	43,301
Net investment gains	245	406	495	805
Interest and other expense, net	10,182	2,924	23,671	8,703
Underwriting income	$3,339	$7,886	$10,651	$14,952

(2). Adjusted operating income is a non-GAAP financial measure that we use as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and underlying business performance, by excluding items that are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future. Adjusted operating income should not be considered in isolation or viewed as a substitute for our net income calculated in accordance with GAAP. Other companies may calculate adjusted operating income differently.

Adjusted operating income for the three and nine months ended September 30, 2019 and 2018 reconciles to net income as follows:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2019	2018	2019	2018
Net income from continuing operations	$8,361	$15,603	$30,752	$40,265
Income tax expense	2,015	3,809	8,253	10,090
Income before taxes	10,376	19,412	39,005	50,355

Other Expense (1)	7,162	—	14,332	—
Realized investment (gains)	(245)	(406)	(495)	(805)
Adjusted operating income before taxes	17,293	19,006	52,842	49,550
Less: income tax expense on adjusted operating income	3,468	3,724	11,159	9,921
Adjusted operating income	$13,825	$15,282	$41,683	$39,629

(1)

Other Expense within the adjusted operating income includes non-recurring grants of restricted stock units in connection with the initial public offering and costs associated with the transition of our former Chief Executive Officer.

(3). Tangible stockholders’ equity is a non-GAAP financial measure. We define tangible stockholders’ equity as stockholders’ equity less goodwill and intangible assets. Our definition of tangible stockholders’ equity may not be comparable to that of other companies, and it should not be viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. We use tangible stockholders’ equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure.

Stockholders’ equity at September 30, 2019 and December 31, 2018 reconciles to tangible stockholders’ equity as follows:

	September 30, 2019	December 31, 2018
($ in thousands)
Stockholders’ equity	$530,583	$389,830
Less: goodwill and net intangible assets	29,196	29,219
Tangible stockholders’ equity	$501,387	$360,611
Book value per share	$12.33	$10.03
Book value per share (Fully Diluted)	$11.73	$9.88
Tangible book value per share	$11.65	$9.28
Tangible book value per share (Fully Diluted)	$11.09	$9.14